As filed with the Securities and Exchange Commission on December 15, 2009
Registration No. 333-149972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
PARALLEL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-1971716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1004 N. Big Spring, Suite 400 Midland, Texas 79701 (432) 684-3727 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Larry C. Oldham
Chief Executive Officer
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
(432) 684-3727
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
Copies to:

Thomas W. Ortloff Lynch, Chappell & Alsup, P.C. 300 N. Marienfeld, Suite 700 Midland, Texas 79701 (432) 683-3351	W. Scott Wallace Haynes and Boone, LLP 901 Main Street, Suite 3100 Dallas, Texas 75202 (214) 651-5000
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
     This post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SECURITIES
          This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Parallel Petroleum Corporation, a Delaware corporation (the “Company”), removes from registration all securities registered under the Registration Statement on Form S-3 (Registration Number 333-149972) filed by the Company on March 28, 2008 (the “Registration Statement”), with the U.S. Securities and Exchange Commission, pertaining to the registration of 300,030 shares of the Company’s common stock, par value $0.01 per share, to be purchased on the exercise of warrants issued in connection with the Company’s initial public offering.
          In accordance with the Agreement and Plan of Merger dated as of September 15, 2009, by and among the Company, PLLL Holdings, LLC (“Parent”), and PLLL Acquisition Co. (the “Merger Subsidiary”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 13, 2009 (the “Merger Agreement”), the Merger (as defined in the Merger Agreement) was consummated on November 25, 2009. As a result of the Merger, the Merger Subsidiary was merged with and into the Company and the Company became a wholly-owned subsidiary of Parent.
          In connection with the consummation of the Merger, each share of the Company’s common stock, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the consummation of the Merger (other than Shares held by the Company, Parent, Merger Subsidiary, any wholly-owned subsidiary of the Company, Parent or Merger Subsidiary or any holder of Dissenting Shares (as defined in the Merger Agreement)) was converted into the right to receive an amount in cash equal to $3.15 per Share (the “Merger Consideration”). Upon consummation of the Merger, the Company’s stockholders immediately prior to the consummation of the Merger ceased to have any rights as stockholders in the Company (other than their right to receive the Merger Consideration or their right to appraisal of their Shares under Delaware law) and accordingly no longer have any interest in the Company’s future earnings or growth.
          As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on December 14, 2009.

PARALLEL PETROLEUM CORPORATION
By:	/s/ Larry C. Oldham
Larry C. Oldham
President and Chief Executive Officer
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Larry C. Oldham his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Post-Effective Amendment, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey G. Shrader
Jeffrey G. Shrader	Chairman of the Board, Director	December 14, 2009

/s/ Larry C. Oldham
Larry C. Oldham	Director, President and Chief Executive Officer (Principal Executive Officer)	December 14, 2009

/s/ Steven D. Foster
Steven D. Foster	Chief Financial Officer (Principal Accounting and Principal Financial Officer)	December 14, 2009

Andrew Africk	Director

Robert Falk	Director

Signature	Title	Date
/s/ Edward A. Nash
Edward A. Nash	Director	December 14, 2009

/s/ Sam Oh
Sam Oh	Director	December 14, 2009

/s/ Ray M. Poage
Ray M. Poage	Director	December 14, 2009

Aaron Stone	Director

Jordan Zaken	Director